                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                            MICRO LINEAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(1)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):*

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

                              [MICRO LINEAR LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Micro Linear Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, June 7, 2000, at 10:00 a.m., local time, at 2050 Concourse Drive, San Jose, California, for the following purposes:

     1. To elect five directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To amend the Company's 1994 Director Option Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares to an aggregate of 680,000 shares and to provide for increases in the number of options to purchase shares automatically granted to directors.

     3. To ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors for the Company for the 2000 fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 28, 2000 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          [/s/ JEFFREY D. SAPER]
                                          Jeffrey D. Saper, Secretary
San Jose, California
May 5, 2000

     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                            MICRO LINEAR CORPORATION
                              2092 CONCOURSE DRIVE
                           SAN JOSE, CALIFORNIA 95131

                            PROXY STATEMENT FOR 2000

                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Micro Linear Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 7, 2000, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices at 2050 Concourse Drive, San Jose, California.

     The proxy solicitation materials were mailed on or about May 5, 2000 to all stockholders of record on April 28, 2000 (the "Record Date").

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address of the Company written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone, facsimile or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholders of the Company may submit proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2001, stockholder proposals must be received by the Secretary of the Company no later than January 6, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company not less than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders. A copy of the full text of the Bylaw provision discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Micro Linear Corporation, 2092 Concourse Drive, San Jose, California 95131, Attention: Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2001 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must do so no later than March 24, 2001. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2001 Annual Meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on April 28, 2000 are entitled to notice of the meeting and to vote at the meeting. At the record date, 11,464,518 shares of the Company's Common Stock, $0.001 par value per share, were issued, outstanding and eligible to be voted at the meeting. The following table sets forth the beneficial ownership of the Company's Common Stock as of April 28, 2000, by each of the holders of more than five percent of the Company's outstanding Common Stock:

                     NAME                       NUMBER OF SHARES    PERCENT OF TOTAL
                     ----                       ----------------    ----------------
FMR Corp.(1)..................................      980,800               8.6%
  82 Devonshire Street
  Boston, MA 02109
Arthur B. Stabenow(2).........................      809,274               7.1%
  24877 Olive Tree Lane
  Los Altos Hills, CA 94024
Dimensional Fund Advisors, Inc.(3)............      802,300               7.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------
(1) Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2000.

(2) Based solely on information contained in a Schedule 13D-1 filed with the Securities and Exchange Commission on February 12, 1999. Includes 150,002 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 28, 2000. Also includes 1,300 shares held by Mr. Stabenow's wife.

(3) Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2000.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of five directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The five candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

                NAME                   AGE                     PRINCIPAL OCCUPATION
                ----                   ---                     --------------------
David L. Gellatly....................  56     Chairman of the Board of Directors, President and
                                              Chief Executive Officer of the Company
James J. Harrison....................  57     Private Investor
William B. Pohlman...................  57     Chairman of the Board of Directors and Chief
                                              Technology Officer, Primarion
Timothy R. Richardson................  43     President, VeriFiber Technologies, Inc.
Joseph D. Rizzi......................  56     General Partner, Matrix Partners

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Gellatly has been a director of the Company since December 1997, and has served as Chief Executive Officer, President and Chairman of the Board since January 1999. From 1982 to 1997 Mr. Gellatly was the principal of New Technology Marketing, a high technology marketing consulting company. Clients included Lucent Technology, IBM, National Semiconductor, Cyrix, Intel Corporation, Apple Corporation, and Siemens. Prior to 1982, Mr. Gellatly worked at Intel Corporation for five years where he served in various marketing management positions in the microprocessor operation. Mr. Gellatly received his MSEE from the University of Minnesota.

     Mr. Harrison has been a director of the Company since April 2000. He is currently a private investor. He was a General Partner in Geo Capital Partners, a venture capital firm, from 1985 to 1998.

     Mr. Pohlman has been a director of the Company since April 1999. Mr. Pohlman has been Chairman and Chief Technology Officer of Primarion, Inc. since December 1999. He previously served as Vice President, Microprocessor Group and Director of Development Efficiency Programs of Intel Corporation, a semiconductor manufacturer. From 1985 to 1999, he held various management positions with Intel Corporation.

     Mr. Richardson has been a director of the Company since March 2000. He was a co-founder of VeriFiber Technologies, a Georgia company involved in the development and production of optical components and systems, and has been President of VeriFiber Technologies since January 1997. He currently sits on the Technology Advisory Board for Real Chip. Mr. Richardson previously served as Vice President of Beacon Electronics, an electronics manufacturer's representative company. From 1984 to 1997, he held various management positions with Beacon Electronics.

     Mr. Rizzi has been a director of the Company since January 1997. Since March 1986, Mr. Rizzi has served as a general partner of Matrix Partners, a venture capital firm. Mr. Rizzi also serves as a member of the board of directors of Veritas Software Corp., a developer of storage management software.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held nine meetings during fiscal
1999.

     The Audit Committee, which in fiscal 1999 consisted of Roger Smullen and Jeffrey West, held two meetings during fiscal 1999. The Audit Committee currently consists of Messrs. Richardson and Harrison. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors.

     The Compensation Committee, which in fiscal 1999 consisted of Joseph Rizzi and William Pohlman, held two meetings during fiscal 1999. The Compensation Committee currently consists of Messrs. Rizzi and Pohlman. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and employee stock purchase plan.

     The Board of Directors has a Stock Option Approval Committee, currently consisting of Mr. Gellatly, who has the authority to grant options under the Company's stock option plans to eligible persons who are not subject to liability under Section 16(b) of the Exchange Act. Such Committee may not grant an option to purchase more than 30,000 shares of Common Stock to any one person.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 1999 and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 1999 on which such director served.

COMPENSATION OF DIRECTORS

     Directors receive no cash remuneration for serving on the Board of Directors. Non-employee directors participate in Company's 1994 Director Option Plan (the "Director Plan"). Prior to the proposed amendment to the Director Plan to be voted on at the Annual Meeting, under the Director Plan each non-employee director who joins the Board is automatically granted a nonstatutory option to purchase 10,000 shares of Common Stock on the date upon which such person first becomes a director (the "Initial Grant"). A proposed amendment to the Director Plan that would increase the Initial Grant to 50,000 option shares will be voted on at the Annual Meeting. In addition, each non-employee director automatically receives a nonstatutory option to purchase 7,000 shares of Common Stock upon such director's annual re-election to the Board, provided the director has been a member of the Board for at least six months upon the date of re-election (the "Annual Grant"). A proposed amendment to the Director Plan that would increase the Annual Grant to 10,000 option shares will be voted on at the Annual Meeting. The exercise price of each option granted under the Director Plan must be equal to the fair market value of the Common Stock on the date of grant. The Initial Grant vests at the rate of twenty-five percent (25%) of the option shares upon the first and second anniversaries of the date of grant and 1/48 of the option shares per month thereafter and the Annual Grant vests monthly over a twelve month period. Options granted under the Director Plan have a term of ten years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Messrs. Smullen, West and Rizzi each received an Annual Grant of 7,000 shares at an exercise price of $3.4375 per share on June 7, 1999. Mr. Pohlman received an Initial Grant of 10,000 shares at an exercise price of $3.4375 per share on April 14, 1999. Mr. Richardson received an Initial Grant of 10,000 shares at an exercise price of $8.50 per share on March 31, 2000. Mr. Harrison received an Initial Grant of 10,000 shares at an exercise price of $6.25 per share on April 18, 2000.

                                  PROPOSAL TWO

               APPROVAL OF AMENDMENT TO 1994 DIRECTOR OPTION PLAN

     The Company's Director Plan provides for the granting of nonstatutory stock options to non-employee directors of the Company. A total of 180,000 shares of Common Stock are presently reserved for issuance pursuant to the Director Plan. As of April 28, 2000, an aggregate of 72,300 shares were available for future grant under the Director Plan. In April 2000, the Board amended the Director Plan, subject to stockholder approval, to (i) increase shares reserved for issuance from 180,000 to 680,000, (ii) increase the number of option shares initially granted to each new director from 10,000 to 50,000, (iii) provide for a one-time grant to each non-employee director who became a director during the first six months of fiscal 2000 an option to purchase 40,000 shares and (iv) increase the number of option shares granted annually to each outside director from 7,000 to 10,000. The stockholders are being asked to approve these changes at the Annual Meeting. The principal features of the Director Plan are described below.

GENERAL

     The Director Plan authorizes the Board to grant nonstatutory stock options to non-employee directors of the Company.

PURPOSE

     The purpose of the Director Plan is to attract and retain the best available personnel to serve as outside directors of the Company.

ADMINISTRATION

     The Director Plan is administered by the Board. However, all options granted under the Director Plan are automatic and non-discretionary. Upon re-election to the Board at the Annual Meeting of stockholders each year during the term of the Director Plan, each outside director currently automatically receives an option to purchase 7,000 shares (the "Annual Grant"). Under the proposed amendment to the Director Plan, the Annual Grant will increase from 7,000 shares to 10,000 shares. Additionally, each new outside director currently automatically receives an option to purchase 10,000 shares upon the date on which such person becomes a director (the "Initial Grant"). Under the proposed amendment to the Director Plan, the Initial Grant will increase from 10,000 shares to 50,000 shares. In addition, under the proposed amendment to the Director Plan, each non-employee director who became a director during the first six months of fiscal 2000 will receive a one-time grant of an option to purchase 40,000 shares (in addition to their automatic Initial Grant of an option to purchase 10,000 shares under the existing Director Plan).

     The Board has the authority to: (i) determine the fair market value of the Common Stock in accordance with the terms of the Director Plan; (ii) interpret the Director Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Director Plan; (iv) authorize any person to execute, on behalf of the Company, any instrument required to effectuate the grant of an option previously granted under the Director Plan; and (v) make all other determinations deemed necessary or advisable for the administration of the Director Plan. All decisions, determinations and interpretations of the Board shall be final.

ELIGIBILITY

     The Director Plan provides that options may be granted only to the Company's non-employee directors.

TERMS AND CONDITIONS

     Each option granted under the Director Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

          (a) Exercise Price. The price to be paid for shares of Common Stock upon the exercise of an option granted under the Director Plan shall be 100% of the fair market value of the Common Stock on the date the option is granted. If the Common Stock is listed on any established stock exchange or a national market system, the fair market value shall be the closing sale price for such stock (or the closing bid if no sales were reported) on the date the option is granted. If the Common Stock is traded on the over-the-counter market, the fair market value shall be the mean of the high bid and low asked prices on the date the option is granted.

          (b) Form of Consideration. The consideration to be paid for the shares of Common Stock issued upon exercise of an option shall be determined by the Board. Such form of consideration may vary for each option, and may consist entirely of cash, check, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price or any combination thereof.

          (c) Exercise of the Option. Annual Grants under the Director Plan will become exercisable in installments cumulatively as to 1/12 of the shares of Common Stock subject to the Annual Grants at the end of each month following the date of grant. Initial Grants under the Director Plan will become exercisable in installments cumulatively as to 25% of the shares of Common Stock subject to the Initial Grants one year after the date of grant, an additional 25% two years after the date of grant, and an additional 1/48 of the shares at the end of each month thereafter. In no event may an option granted under the Director Plan be exercised more than ten years after the date of grant. An option granted under the Director Plan is not exercisable for a fraction of a share. An option is exercised by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased and by tendering full payment of the purchase price.

          (d) Termination of Status as a Director. If the optionee's status as a director terminates for any reason (other than death or permanent disability), then all options held by such optionee under the Director Plan expire upon the earlier of (i) three months after such termination or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable as of the date of termination of the optionee's status as a director.

          (e) Permanent Disability. If the optionee's status as a director terminates as a result of total and permanent disability (as defined in the Code), then all options held by such optionee under the Director Plan shall expire upon the earlier of (i) twelve months after the date of such termination or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of the optionee's status as a director.

          (f) Death. If an optionee dies while serving as a director of the Company, the director's options under the Director Plan shall expire upon the earlier of (i) twelve months after his or her death or (ii) the expiration date of the option. The executor or legal representative of the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of the optionee's death.

          (g) Nontransferability of Options. An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee. In the event of the optionee's death, options held by the optionee may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

          (h) Other Provisions. The stock option agreement may contain such terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS

     In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of the Company or converted into or exchanged for other securities as a result of any merger, consolidation or reorganization, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Director Plan, the number and class of shares of stock subject to any option outstanding under the Director Plan, and the exercise price of any such outstanding option; provided, however, that the Company shall not be required to issue fractional shares as a result of such adjustment. Any such adjustment shall be made upon approval of the Board whose determination shall be conclusive. Notwithstanding the above, in connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each option may be assumed or an equivalent option substituted by a successor corporation. If the successor corporation does not assume the options or substitute substantially equivalent options, then the options shall become null and void upon consummation of the merger or transaction provided that the optionee shall be given notice of the transaction and have thirty days from the date such notice is sent to exercise all unexpired options and, if as a result of the transaction the Company is not the surviving entity, the optionee may exercise all options not otherwise exercisable.

AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN

     The Board may amend, alter, suspend or discontinue the Director Plan; provided, however, that such action shall not impair the rights of any optionee under the Director Plan without the optionee's consent.

FEDERAL INCOME TAX CONSEQUENCES

     All options granted under the Director Plan are nonstatutory options. An optionee who is granted a nonstatutory stock option will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured by the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The Company will be entitled to a deduction in the same amount as ordinary income recognized by the employee. Upon sale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as provided above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

DIRECTOR PLAN BENEFITS

     Only non-employee directors of the Company are eligible to receive grants under the Director Plan. Under the existing Director Plan, during fiscal 2000 each non-employee director would automatically receive an option to purchase 7,000 shares of Common Stock on the date of the Annual Meeting of Stockholders at the fair market value of the Common Stock on such date. Under the proposed amendment to the Director Plan, during fiscal 2000 each non-employee director will automatically receive an option to purchase 10,000 shares of Common Stock on the date of the Annual Meeting of Stockholders at the fair market value of the Common Stock on such date.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The approval of the amendment to the Director Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE DIRECTOR PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers, LLP, independent auditors, to audit the financial statements of the Company for the 2000 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. PricewaterhouseCoopers has served as the Company's independent auditors since March 1997. A representative of PricewaterhouseCoopers is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 28, 2000 (i) by each director of the Company, (ii) by the Company's Chief Executive Officer during fiscal 1999 and the four other most highly compensated executive officers employed by the Company at the end of fiscal 1999 (such officers are collectively referred to as the "Named Executive Officers") and (iii) by all current directors and executive officers as a group:

                                                          NUMBER OF    PERCENT
                          NAME                             SHARES      OF TOTAL
                          ----                            ---------    --------
David L. Gellatly(1)....................................    195,334       1.7%
James. J. Harrison......................................      5,000         *
Carlos Laber(2).........................................     39,138         *
Chris Ladas(3)..........................................    112,832         *
Jeremy Loraine(4).......................................     32,819         *
William B. Pohlman(5)...................................      2,500         *
Joseph D. Rizzi(6)......................................    133,600       1.2%
J. Phillip Russell(7)...................................     24,170         *
Arthur B. Stabenow(8)...................................    810,756       7.1%
Timothy A. Richardson...................................         --         *
All officers and directors as a group (12 persons)(9)...  1,409,219      12.3%

---------------
 *  Less than 1%.

(1) Includes 190,334 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 28, 2000.

(2) Mr. Laber left the Company in February 2000.

(3) Includes 833 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 28, 2000.

(4) Includes 833 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 28, 2000.

(5) Includes 2500 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 28, 2000.

(6) Includes 1500 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of April 28, 2000.

(7) Mr. Russell left the Company in April 2000.

(8) Includes 150,002 shares issuable upon the exercise of options to purchase common Stock which are exercisable within 60 days of April 28, 2000. Also includes 1,300 shares held by Mr. Stabenow's wife. Mr. Stabenow left the Company in January 1999.

(9) Includes 24,417 shares issuable upon the exercise of options to purchase common Stock which are exercisable within 60 days of April 28, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid to the Named Executive Officers during the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION (1)      ---------------------------------
                                         ----------------------------    STOCK OPTION
                                         FISCAL                             GRANTS           ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR     SALARY     BONUS     (NO. OF SHARES)   COMPENSATION(2)
      ---------------------------        ------   --------   --------   ---------------   ---------------
David L. Gellatly(3)...................   1999    $309,695   $115,500       500,000           $39,828
  Chief Executive Officer
Arthur B. Stabenow(4)..................   1999     604,558     70,000            --            17,173
  Former Chief Executive Officer          1998     330,006    159,000        60,000            45,471
                                          1997     330,006    215,000        60,000            39,573
Chris Ladas............................   1999     230,006     30,345            --            12,561
  Vice President, Operations              1998     222,643     22,648        70,000            12,774
                                          1997     213,065     38,425        30,000            31,846(5)
J. Philip Russell(6)...................   1999     200,006     29,835            --             8,166
  Former Vice President, Finance and      1998     199,527     24,591        70,000             7,567
  Administration                          1997     174,999     42,100        30,000             6,843
Carlos Laber(7)........................   1999     200,006     27,520            --             4,408
  Former Vice President, Engineering      1998     199,335     25,095        70,000             4,763
                                          1997     165,003     36,920        30,000             5,034
Jeremy Loraine(8)......................   1999     147,883     21,714            --             3,587
  Vice President, Cambridge Design        1998     133,183      5,768        87,800             3,642
  Center                                  1997     113,806         --            --             3,892

---------------
(1) Excludes certain perquisites and other amounts which in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each such executive officer.

(2) Represents premiums paid by the Company for long term disability insurance and life insurance for each of the Named Executive Officers and tax return preparation fees for certain Named Executive Officers. Also includes, with respect to Mr. Stabenow, reimbursement of approximately $25,300 and $25,000 for certain personal travel expenses in fiscal 1998 and 1997, respectively. Also includes, with respect to Mr. Gellatly, payments of $27,803 for living expenses.

(3) Mr. Gellatly became Chief Executive Officer of the Company in January 1999.

(4) Mr. Stabenow left the Company in January 1999.

(5) In fiscal 1997, Mr. Ladas earned approximately $22,000 of a payment being made in connection with his relocation in fiscal 1996.

(6) Mr. Russell left the Company in March 2000.

(7) Mr. Laber left the Company in February 2000.

(8) Mr. Lorraine is paid in British Pounds. The values listed above reflect conversion to U.S. Dollars based on the exchange rate as of December 31, 1999, December 31, 1998 and December 31, 1997.

OPTION INFORMATION

     The following tables set forth information regarding stock options granted to the Named Executive Officers during fiscal 1999, as well as options held by such officers as of December 31, 1999, the last day of the Company's 1999 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE VALUES AT
                                       INDIVIDUAL GRANTS(1)                     ASSUMED-ANNUAL-RATES OF
                          -----------------------------------------------       STOCK-PRICE-APPRECIATION
                                     % OF TOTAL    EXERCISE                   (THROUGH EXPIRATION DATE)(2)
                          OPTION      OPTIONS       PRICE      EXPIRATION    ------------------------------
          NAME            GRANTS      GRANTED       ($/SH)        DATE            5%               10%
          ----            -------    ----------    --------    ----------    -------------    -------------
David L.Gellatly........  500,000        97%        $4.375      01/11/09      $1,375,707       $3,486,312
Arthur B. Stabenow......        0        --             --            --              --               --
Chris Ladas.............        0        --             --            --              --               --
J. Philip Russell.......        0        --             --            --              --               --
Carlos Laber............        0        --             --            --              --               --
Jeremy Loraine..........        0        --             --            --              --               --

---------------
(1) All options were granted under the Company's 1991 Stock Option Plan (the "Option Plan") or the Company's Non-qualified Stock Option Plan and are subject to the terms of such plan. Options vest cumulatively to the extent of 25% of the shares subject to the option on the first anniversary of the date of grant, and an additional 1/48 of the shares subject to the option at the end of each one-month period thereafter.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company's Common Stock.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                   DOLLAR VALUE OF
                                                       NUMBER OF UNEXERCISED         UNEXERCISED
                                                         OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                                                            YEAR END(1)           AT FISCAL YEAR END
                               SHARES       VALUE      ---------------------    ----------------------
            NAME              EXERCISED    REALIZED     VESTED     UNVESTED      VESTED      UNVESTED
            ----              ---------    --------    --------    ---------    --------    ----------
David L. Gellatly...........     --          --        137,000      380,000     $550,342    $1,577,970
Arthur B. Stabenow..........     --          --        150,002           --     $474,383    $       --
Chris Ladas.................     --          --         90,835       89,165     $168,149    $  332,001
J. Phillip Russell..........     --          --        121,668       88,333     $119,033    $  330,960
Carlos Laber................     --          --         93,249      101,750     $126,860    $  228,416
Jeremy Loraine..............     --          --         26,060       81,740     $ 39,541    $  292,071

---------------
(1) The information in the table reflects the officers' participation in the Company's option exchange programs in January 1999 and July 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999 the Compensation Committee of the Board of Directors consisted of Mr. Rizzi and Mr. Pohlman, neither of whom was an officer or employee of the Company. The Compensation Committee of the Board of Directors currently consists of Mr. Rizzi and Mr. Pohlman, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During fiscal 1999 the members of the Compensation Committee of the Board of Directors were Mr. Rizzi and Mr. Pohlman, each of whom was a non-employee director. The Compensation Committee sets, reviews and administers the executive compensation program of the Company. The role of the Compensation Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company's stock option plans and employee stock purchase plan. The Company's Board of Directors reviews and approves all stock option grants to employees (other than grants made by the Stock Option Approval Committee) and all executive officer base salaries and cash bonus payments.

     Compensation Philosophy. The Company's compensation philosophy is that cash compensation must (a) be competitive with other semiconductor companies of comparable size in order to help motivate and retain existing staff and (b) provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to stay with the Company to a degree that is critical to the Company's long-term success.

     Components of Executive Compensation. The principal cash components of executive compensation are base salary and cash bonuses. The equity component consists of stock options.

     Base salary is set for executives commensurate with each officer's level of responsibility and within the parameters of companies of comparable size within the Company's industry. The Compensation Committee conducts an annual survey of companies in the Company's industry to determine whether the Company's executive base compensation is within the competitive range. In 1999, the Compensation Committee determined that executive officer salaries should be reviewed on a calendar-year basis. During 1999, executive officer base monthly salaries were not changed from the base monthly salaries for fiscal 1998. The base monthly salary for the Chief Executive Officer was not changed in fiscal 1999 compared to fiscal 1998.

     It is the policy of the Company that variable, at-risk bonus compensation should comprise a meaningful portion of the annual executive compensation and should be determined by the performance of each executive officer, based on stated individual goals and the overall earnings performance of the Company. For each executive officer, a target bonus award is established each fiscal quarter. The actual bonus award for executive officers, other than Mr. Gellatly, is determined by the Chief Executive Officer, with review by the Compensation Committee, and paid quarterly. For Mr. Gellatly, the actual bonus payment is determined by the Compensation Committee, and paid on a semi-annual basis. During fiscal 1999, the target quarterly bonus for executive officers ranged from $9,000 to $20,000, and the semi-annual target bonuses for Mr. Gellatly, the Chief Executive Officer, were $165,000 for both the first and second halves of fiscal 1999. For 1999, the amount of annual bonus paid to Mr. Gellatly was $115,000. For 1999, the amount of annual bonus award paid to Arthur B. Stabenow, the former Chief Executive Officer was $70,000.

     Stock options are generally granted when an executive joins the Company and on an annual basis thereafter. The options granted to each executive vest over a four or five year period. In addition to the stock option program, executives are eligible to participate in the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which stock may be purchased at 85% of the lower of the fair market value at the beginning and end of each offering period.

     Other elements of executive compensation include a supplemental life insurance program, supplemental long-term disability insurance, Company-wide medical benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company matches annual contributions under the 401(k) plan up to a maximum of $2,080.

     The Company's Chief Executive Officer does not receive any other special or additional compensation other than as described herein or in the Summary Compensation Table.

     The Compensation Committee has considered the impact of Section 162(m) of the Code, and the regulations promulgated thereunder (the "Section"). The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Compensation Committee believes that any options granted under the Option Plan will meet the requirements of being performance-based, the Compensation Committee believes that the Section to date has not reduced and in the future will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                      Joseph D. Rizzi     William Pohlman

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return compared to the Standard & Poor's 500 Index and the Standard & Poor's Semiconductor Index for the period from December 30, 1994 through December 31, 1999. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Standard & Poor's Semiconductor Index, respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock. Historical stock price performance should not be relied upon as indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                               PERFORMANCE GRAPH

                                                                                                        ELECTRONICS(SEMICNDCTR)-
                                                    MICRO LINEAR CORP             S&P 500 INDEX                    500
                                                    -----------------             -------------         ------------------------
Dec 94                                                   100.00                      100.00                      100.00
Dec 95                                                   120.59                      137.58                      135.81
Dec 96                                                   101.47                      169.17                      210.02
Dec 97                                                    92.65                      225.60                      226.00
Dec 98                                                    48.53                      290.08                      378.69
Dec 99                                                   100.73                      351.12                      594.10

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of filings under Section 16(a) of the Exchange Act, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1999 all Section 16 filing requirements were met.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

                                          THE BOARD OF DIRECTORS

San Jose, California
May 5, 2000

              MICRO LINEAR CORPORATION PROXY SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         The undersigned hereby appoints David L. Gellatly and Ronald K. Bell, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Micro Linear Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2050 Concourse Drive, San Jose, California, on June 7, 2000 at 10:00 a.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified on the reverse side hereof, or, if no specification is made, FOR the election of directors, FOR the appointment of PricewaterhouseCoopers, LLP as independent auditors and in accordance with their discretion on such other matters that may properly come before the meeting.

                THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

         (Continued and to be signed on reverse side.)

     -------------------------FOLD AND DETACH HERE-------------------------


Please mark your votes as this: [ X ]


1.       Election of Directors:


         Nominees:

         David L. Gellatly
         James J. Harrison
         William B. Pohlman
         Timothy A. Richardson
         Joseph D. Rizzi

[ ]      FOR all nominees listed (except as withheld)


[ ]      WITHHOLD AUTHORITY to vote for nominees listed


(Instructions: To withhold authority to vote for any individual nominee, strike that nominee's name below.)


2. Proposal to amend the Company's 1994 Director Option Plan (i) to increase the number of shares reserved for issuance thereunder by 500,000 shares to an aggregate of 680,000 shares, (ii) to increase the initial grant to non-employee directors thereunder from 10,000 to 50,000 option shares and (iii) to increase the annual grant to non-employee directors thereunder from 7,000 to 10,000 option shares:


[ ]      FOR


[ ]      AGAINST


[ ]      ABSTAIN


3. Proposal to ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors for the 2000 fiscal year:


[ ]      FOR


[ ]      AGAINST


[ ]      ABSTAIN


I plan to attend the Meeting:


[ ]      Yes


[ ]      No


                                                   Dated _________________, 2000


Signature(s):


Signature(s):


         (Signature(s) must be exactly as name(s) appear on this proxy. (If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)